For Immediate Release

Contact:	Paul D. Rutkowski, CFO

(215) 938-8800

Polonia Bancorp Plan of Conversion

and Reorganization Approved by Shareholders and MHC Members

Polonia Bancorp Announces Completion of Offering;

Conversion Expected to Close October 3rd

September 28, 2012, Huntingdon Valley, PA– Polonia Bancorp (the “Company”), holding company for Polonia Bank, announced that the Company’s Plan of Conversion and Reorganization was approved by members of Polonia MHC and the shareholders of Polonia Bancorp at separate meetings held yesterday.

The Company also announced today that new Polonia Bancorp, Inc. has received orders to purchase common stock sufficient to complete the offering being conducted in connection with the second-step conversion of Polonia Bank. The conversion and offering are expected to be completed on October 3, 2012. The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, Polonia MHC and Polonia Bancorp will cease to exist and new Polonia Bancorp, the Maryland corporation formed to facilitate the conversion, will become the parent holding company of Polonia Bank and will be wholly owned by public shareholders.

A total of 1,307,253 shares of common stock will be sold in the subscription and community offering at $8.00 per share, including 88,239 shares to be purchased by the Polonia Bank Employee Stock Ownership Plan. As part of the conversion, each existing share of Polonia Bancorp will be converted into the right to receive 0.7189 of a share of new Polonia Bancorp common stock. The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in new Polonia Bancorp as they owned in the Company. Cash will be issued in lieu of fractional shares based on the offering price of $8.00. Total shares outstanding after the stock offering and the exchange will be approximately 2,266,750 shares.

Polonia Bancorp common stock will continue to trade on the OTC Markets Group, Inc. under the trading symbol PBCB through October 3, 2012. Beginning on October 4, 2012, the shares of new Polonia Bancorp common stock will trade on the Nasdaq Capital Market under the trading symbol PBCP.

Stock certificates for shares purchased in the subscription and community offering are expected to be mailed to subscribers on or about October 4, 2012. Shareholders of Polonia Bancorp holding shares in street name or in book-entry form will receive shares of the Company within their accounts. Shareholders of Polonia Bancorp holding shares in certificated form will be mailed a letter of transmittal on or about October 8, 2012 and will receive their shares of Company common stock in book-entry form through the Company’s Direct Registration System and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Polonia Bancorp. Kilpatrick Townsend & Stockton LLP acted as legal counsel to Polonia Bancorp.

Polonia Bancorp is the holding company for Polonia Bank, a federal savings bank headquartered in Huntingdon Valley, Pennsylvania. Polonia Bank operates seven full-service banking offices in Philadelphia and Montgomery Counties in Pennsylvania.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Polonia Bancorp and Polonia Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Polonia Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.